                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           BAKER HUGHES INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           BAKER HUGHES INCORPORATED
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           BAKER HUGHES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 22, 1997

  The Annual Meeting of the Stockholders of Baker Hughes Incorporated (the "Company") will be held at the offices of the Company, 3900 Essex Lane, Suite 210, Houston, Texas on Wednesday, January 22, 1997, at 11:00 a.m., for the purpose of considering and voting on:

  1. Election of four directors to serve for a three year term.

  2. Stockholder Proposal No. 1 on Implementation of the MacBride Principles in Northern Ireland.

  3. Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof.

  The Board of Directors has fixed December 4, 1996 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any reconvened meeting after an adjournment thereof, and only holders of Common Stock of the Company of record at the close of business on that date will be entitled to notice of and to vote at that meeting or a reconvened meeting after an adjournment.

                                     By order of the Board of Directors,

                                     Linda J. Smith
                                     Secretary

Houston, Texas
December 10, 1996



   TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (hereinafter called the "Corporation," the "Company" or "Baker Hughes"), to be voted at the Annual Meeting of Stockholders on Wednesday, January 22, 1997, and at any and all reconvened meetings after adjournments thereof. Baker Hughes was formed as a result of the combination of Baker International Corporation ("Baker") and Hughes Tool Company ("Hughes") on April 3, 1987.

  Solicitation of proxies by mail is expected to commence on or about December 13, 1996 (the approximate date that this Proxy Statement and accompanying proxy were first sent to security holders), and the cost thereof will be borne by the Corporation. In addition to solicitation by mail, certain of the directors, officers and regular employees of the Corporation may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Corporation for postage and clerical expenses. Futhermore, the Company has retained Morrow & Co. to assist in the solicitation of proxies from stockholders of the Corporation for an anticipated fee of $7,500 plus out-of-pocket expenses.

  SHARES AS TO WHICH PROXIES HAVE BEEN EXECUTED WILL BE VOTED AS SPECIFIED IN THE PROXIES. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS AND AGAINST STOCKHOLDER PROPOSAL NO. 1.

  Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary, at the Corporation's executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Corporation are located at 3900 Essex Lane, Houston, Texas 77027-5177. For a period of at least ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Corporation's executive offices.

                               VOTING SECURITIES

  The securities of the Corporation entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1 par value per share (the "Common Stock"), of which 145,149,834 shares were issued and outstanding at the close of business on December 4, 1996. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the meeting.

  Assuming a quorum is present with respect to the election of directors, the four nominees receiving the greatest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors. Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and entitled to vote on the matter is required for approval of Stockholder Proposal No. 1. Under Delaware law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary power to vote on a particular matter (e.g. broker non-votes) will be considered present for quorum purposes but not considered entitled to vote on that matter. Accordingly, broker non-votes will not have any impact on the vote on a matter.

  The following information relates to the holders of the Common Stock known to the Corporation on September 30, 1996 to own beneficially 5% or more of the Common Stock. For the purposes of this Proxy Statement beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

                      NAME AND ADDRESS                         SHARES    PERCENT
                      ----------------                         ------    -------
FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts 02109................................ 20,264,718*  14.0

--------
* This number includes shares beneficially owned by certain subsidiaries or affiliates of FMR Corp.

                             ELECTION OF DIRECTORS

  Four Class III directors will be elected at the Annual Meeting of Stockholders to serve for a three year term expiring at the Annual Meeting of Stockholders to be held in January 2000. After over 40 years of dedicated service to the Corporation, Mr. James D. Woods, a Class III director, will not be standing for reelection to the Board of Directors, and will retire as Chairman of the Board and as a director at the Annual Meeting of Stockholders to be held January 22, 1997.

  The following table sets forth for each nominee for election as a director his name, all positions with the Corporation held by him, his principal occupation, age, year in which he first became a director of the Corporation or its predecessors and class. Each nominee director is at present a director of the Corporation, and has agreed to continue to serve if elected.

                                                                 DIRECTOR
    NOMINEES                 PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
    --------                 --------------------            --- -------- -----
VICTOR G. BEGHINI  Vice Chairman--Marathon Group, USX Cor-    62   1992    III
                   poration since 1990 and President--Mara-
                   thon Oil Company (oil and gas explora-
                   tion) since 1987. Mr. Beghini joined
                   Marathon in 1956. He was Vice Presi-
                   dent--Supply & Transportation from 1978-
                   1984, President of Marathon Petroleum
                   Company from 1984 to 1985, Senior Vice
                   President--Domestic Exploration and Pro-
                   duction for Marathon Oil Company from
                   1985 to 1986, and Senior Vice Presi-
                   dent--Worldwide Production from 1986 to
                   1987. Mr. Beghini is a director of USX
                   Corporation, the American Petroleum In-
                   stitute, a member of the National Petro-
                   leum Council, and the Sam Houston Coun-
                   cil of the Boy Scouts of America.
EUNICE M. FILTER   Vice President and Secretary of Xerox      56   1992    III
                   Corporation (office equipment) since
                   1984, and Treasurer since 1990. Presi-
                   dent and Chief Executive Officer of Xe-
                   rox Credit Corp. since 1995. She was Di-
                   rector of Investor Relations of Xerox
                   Corporation from 1979 to 1984. Ms. Fil-
                   ter is a member of the National Investor
                   Relations Institute, the American Soci-
                   ety of Corporate Secretaries, the Finan-
                   cial Women's Association of New York,
                   the Financial Executives Institute and
                   the National Association of Corporate
                   Treasurers. She is also a director of
                   Xerox Canada Inc. and a member of the
                   Board of Trustees of Wells College.
MAX L. LUKENS      President since October 1995 and Chief     48   1996    III
                   Executive Officer of the Company since
                   October 1996. Mr. Lukens joined Baker in
                   1981. He was Vice President and Chief
                   Financial Officer of the Company from
                   1984-1989; Senior Vice President of the
                   Company from 1987-1994; President, Baker
                   Hughes Production Tools from 1989-1993;
                   President, Baker Hughes Oilfield Opera-
                   tions from 1993-1995; Executive Vice
                   President from 1994-1995 and Chief Oper-
                   ating Officer 1995-1996. Mr. Lukens
                   serves on the Board of Directors of
                   Sonat, Inc. and Transocean Offshore,
                   Inc.

                                                               DIRECTOR
   NOMINEES                PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
   --------                --------------------            --- -------- -----
JAMES F. MCCALL  Executive Director of the American Soci-   62   1996    III
                 ety of Military Comptrollers since 1991.
                 Lieutenant General and Comptroller of
                 U.S. Army from 1988 until 1991. Retired
                 1991. General McCall was commissioned as
                 2nd Lieutenant of Infantry in 1958 and
                 was selected into the Army's
                 Comptroller/Financial Management career
                 field in 1970. General McCall is also
                 Chairman of the Board of Enterprise
                 Bancorp Inc. and Enterprise Federal Sav-
                 ings Bank.
JAMES D. WOODS   Chairman of the Board of the Corpora-      65   1979    III
                 tion. Mr. Woods joined Baker in 1955 and
                 was Executive Vice President of Baker
                 from 1982 to 1985, President and Chief
                 Operating Officer of Baker from 1986 to
                 1987, President of the Corporation from
                 1987 to 1995, and Chief Executive Offi-
                 cer of the Corporation from January 1987
                 to October 1996. He is a director of
                 Wynn's International, Inc., Varco Inter-
                 national, Inc., and The Kroger Co. Mr.
                 Woods also serves on the Board of Trust-
                 ees of Herman Hospital. After over
                 40 years of dedicated service to the
                 Corporation, Mr. Woods will be retiring
                 as a director and Chairman of the Board
                 at the Annual Meeting of Stockholders to
                 be held January 22, 1997.

INFORMATION CONCERNING CLASS I AND II DIRECTORS

  The following table sets forth certain information for those directors whose present terms will continue after the Annual Meeting of Stockholders. The term of each Class I and Class II director expires at the 1998 and 1999 Annual Meeting of Stockholders, respectively, with the exception of Mr. Conger and Mr. Trauscht, who will retire at the 1997 Annual Meeting of Stockholders, and the 1998 Annual Meeting of Stockholders, respectively, in accordance with the tenure provisions of the Corporation's Bylaws.

  Pursuant to the Corporation's Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors of the class in which the vacancy occurs will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, disqualification or other cause created the vacancy, and thereafter until the election of a successor director.

                                                                        DIRECTOR
       DIRECTORS                    PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
       ---------                    --------------------            --- -------- -----
LESTER M. ALBERTHAL, JR.  Chairman of the Board of EDS (informa-     52   1990    II
                          tion technology service) since 1989 and
                          Chief Executive Officer since 1986. Mr.
                          Alberthal serves on the Executive Advi-
                          sory Board of the Center for the Pacific
                          Rim, the Board of Trustees of Southern
                          Methodist University, the Executive
                          Board of the Edwin L. Cox School of
                          Business at Southern Methodist Universi-
                          ty, the Board of Trustees of the Cooper
                          Institute for Aerobics Research, the
                          Board of Directors of Dallas Medical Re-
                          source, the Board of Directors of the
                          Better Business Bureau of Dallas, the
                          Jason Foundation for Education and the
                          State Fair of Texas. He is Chairman of
                          the United States Trade Representative's
                          Investment and Services Policy Advi-

                                                               DIRECTOR
   DIRECTORS               PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
   ---------               --------------------            --- -------- -----
                 sory Committee, a member of the Presi-
                 dent's National Security Telecommunica-
                 tions Advisory Committee, and the World
                 Economic Forum. Mr. Alberthal serves as
                 Co-Chairman of the Global Information
                 Infrastructure Commission and also a
                 member of the Board of the Center for
                 Strategic and International Studies in
                 Washington, D.C.
JACK S. BLANTON  Chairman of Houston Endowment, Inc.;       69   1989     I
                 President of Eddy Refining Company (pe-
                 troleum products) and past Chairman of
                 the Board of Regents of The University
                 of Texas System. Former Chairman of the
                 Board and Chief Executive Officer of
                 Scurlock Oil Company from 1983 to 1988.
                 President of Scurlock Oil Company from
                 1958 to 1983. Mr. Blanton serves on the
                 Board of Directors of Texas Commerce
                 Bank, Inc., SBC Corporation, Ashland,
                 Inc., Burlington Northern Santa Fe,
                 Inc., Texas Medical Center, Inc., Pogo
                 Producing Company and The Methodist
                 Health Care System.
HARRY M. CONGER  Chairman of the Board of Homestake Min-    66   1987     I
                 ing Company (mining) since 1982, and
                 Chief Executive Officer from 1978 to
                 1996. He was President of Homestake Min-
                 ing Company from 1977 to 1986. Mr.
                 Conger is a director of CalMat Company,
                 Pacific Gas & Electric Company and ASA
                 Limited, is past Chairman of the Ameri-
                 can Mining Congress and is on the Board
                 of Trustees of the California Institute
                 of Technology.
JOE B. FOSTER    Chairman of the Board and Chief Execu-     62   1990    II
                 tive Officer of Newfield Exploration
                 Company (oil and gas exploration) since
                 1989. Executive Vice President of
                 Tenneco Inc. from 1981 to 1988. Director
                 of Tenneco Inc. from 1983 to 1988. Mr.
                 Foster is Vice Chairman of the National
                 Petroleum Council and a member of the
                 Offshore Committee of the Independent
                 Petroleum Association of America. He is
                 Chairman of the Board of the Houston Mu-
                 seum of Natural Science and past Chair-
                 man of the Greater Houston YMCA. Mr.
                 Foster is also a director of New Jersey
                 Resources Corporation.
RICHARD D.       President and Chief Operating Officer of  52    1994    II
 KINDER          Enron Corp. (diversified energy) since
                 1990. Mr. Kinder is a director of Enron
                 Corp., Enron Oil & Gas Company and
                 Transocean Offshore Inc. He is also a
                 trustee of the Houston Museum of Fine
                 Arts and the United Way of the Texas Gulf
                 Coast, and is past Chairman of the
                 Interstate Natural Gas Association of
                 America.

                                                                  DIRECTOR
    DIRECTORS                 PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
    ---------                 --------------------            --- -------- -----
JOHN F. MAHER       President since 1986 and Chief Executive   53   1989     I
                    Officer of Great Western Financial Cor-
                    poration (financial services) since
                    1995. Chief Operating Officer of Great
                    Western Financial Corporation from 1986-
                    1995. He was a Managing Director of Leh-
                    man Brothers Kuhn Loeb from 1979 to
                    1986. Mr. Maher is a director of Great
                    Western Financial Corporation and the
                    Big Brothers of Greater Los Angeles. He
                    is also National Trustee of the National
                    Board of Boys & Girls Clubs of America,
                    a member of the California Business
                    Roundtable and Overseer, Huntington Li-
                    brary, Art Collections and Gardens.
DANA G. MEAD        Chairman and Chief Executive Officer of    60   1994     I
                    Tenneco Inc. (diversified industrial)
                    since May of 1994. President and Chief
                    Executive Officer of Tenneco Inc. from
                    February 1994 through May 1994. Presi-
                    dent and Chief Operating Officer of
                    Tenneco Inc. from March 1992. Executive
                    Vice President and Director of Interna-
                    tional Paper from 1989 to 1992. Senior
                    Vice President of International Paper
                    from 1986 to 1989. Mr. Mead is a direc-
                    tor of Tenneco Inc., Case Corporation,
                    Alco Standard Corporation, and Textron
                    Inc. He is past Chairman of the National
                    Association of Manufacturers. He is a
                    member of the President's Commission on
                    White House Fellowships and a Trustee-
                    at-Large for the Association of Gradu-
                    ates, U.S. Military Academy, West Point.
                    Mr. Mead is also a member of the Massa-
                    chusetts Institute of Technology Corpo-
                    ration and a member of MIT's Political
                    Science Visiting Committee, the American
                    Society of Corporate Executives, the
                    Council on Foreign Relations, the Coun-
                    cil for Excellence in Government, the
                    Business Roundtable and the Business
                    Council.
H. JOHN RILEY, JR.  Chairman of Cooper Industries, Inc. (di-  56     *       I
                    versified manufacturer) since 1996,
                    President since 1992, and Chief Execu-
                    tive Officer since 1995. He was Execu-
                    tive Vice President, Operations of Coo-
                    per Industries, Inc. from 1982 to 1992,
                    and Chief Operating Officer from 1992 to
                    1995. Mr. Riley is a director of Wyman-
                    Gordon Company, the Houston Symphony,
                    and The Houston Forum. He is a director
                    and Chairman of Junior Achievement of
                    Southeast Texas and Central Houston,
                    Inc. Mr. Riley is also a Trustee of the
                    Manufacturers' Alliance for Productivity
                    Improvement and a member of The Business
                    Roundtable.

                                                                  DIRECTOR
    DIRECTORS                 PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
    ---------                 --------------------            --- -------- -----
DONALD C. TRAUSCHT  Chairman of BW Capital Corporation since   63   1988    II
                    1996. Chairman and Chief Executive Offi-
                    cer of Borg-Warner Security Corporation
                    (diversified services) from 1993 to
                    1995. Chairman and Chief Executive Offi-
                    cer of Borg-Warner Corporation 1991.
                    Vice President--Finance and Strategy
                    from 1987 to 1991. Vice President--Cor-
                    porate Planning from 1982 to 1987. Mr.
                    Trauscht joined Borg-Warner in 1967. He
                    serves as a member of the Boards of
                    Borg-Warner Security Corporation, Borg-
                    Warner Automotive, Inc., ESCO Electron-
                    ics Corporation, Thiokol Corporation,
                    IMO Industries Inc. and Bluebird Corpo-
                    ration.

--------
* Mr. Riley is a nominee to fill the vacancy created by the retirement of Mr. Conger from the Board at the Company's Annual Meeting of Stockholders to be held January 22, 1997, due to the term limitation contained in the Company's Bylaws. In accordance with the Company's Bylaws, the remaining Class I directors will vote on his election prior to the Company's Annual Meeting of Stockholders to be held January 22, 1997.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  During fiscal year 1996 the Board of Directors held six meetings. During fiscal year 1996, each non-employee director was paid a monthly retainer of $2,500, an attendance fee of $2,000 for the first meeting of the Board or any of its committees attended in any one day and $1,000 for each additional meeting attended in the same day. Committee chairmen received an additional fifty percent of the meeting fee. In addition, each non-employee Director is entitled to retirement benefits in the amount of the annual retainer for service on the Board at the rate in effect on December 31 of the year preceding the year of retirement therefrom for a period of up to ten years. Each non-employee director is allowed to defer from 1% to 100% of his or her annual retainer, meeting fees or retirement income in accordance with the Company's Director Compensation Deferral Plan. Directors who are employees of Baker Hughes are not paid any fees or additional remuneration for service as members of the Board or any of its committees and are not entitled to the retirement benefits mentioned above. Pursuant to the Corporation's Restated 1987 Stock Option Plan, for grants made prior to 1993, and the 1993 Stock Option Plan for grants made in 1993 and thereafter, each non-employee director is granted a nonqualified option to purchase 2,000 shares of the Common Stock effective upon his initial election to the Board of Directors. The stock option plans also provide for an annual grant of a nonqualified option to purchase 1,000 shares of the Common Stock, on the fourth Wednesday of October each year after the initial grant until expiration of the plans to each person who is a non-employee director on such date.

  The Board of Directors has, in addition to other committees, an Audit/Ethics Committee, Compensation Committee and a Nominating Committee.

  The Audit/Ethics Committee, which is comprised of Messrs. Beghini (Chairman), Foster, McCall and Mead, held two meetings during fiscal year 1996. The functions performed by the Audit/Ethics Committee include: reviewing the scope and results of the annual audit and other matters with the independent accountants, internal auditors and management; reviewing the independence of the independent accountants and internal auditors; reviewing actions by management on the independent and internal auditors' recommendations; and meeting with management, the internal auditors and the independent accountants to review the effectiveness of Baker Hughes' system of internal controls and internal audit procedures. To promote independence of the audit, the Committee consults separately and jointly with the independent accountants, the internal auditors and management. In addition, the Committee monitors the Standards of Conduct for the Corporation's employees, coordinates compliance and reviews and investigates non-compliance matters.

  The Compensation Committee, which is comprised of Messrs. Maher (Chairman), Blanton, Conger, Kinder and Trauscht, held three meetings during fiscal year 1996. The functions performed by the Compensation Committee include: reviewing Baker Hughes' executive salary and bonus structure; reviewing Baker Hughes' stock option and convertible debenture plans (and making grants thereunder), employee retirement income plans, employee thrift plan and employee stock purchase plan; recommending directors' fees; setting bonus goals; approving salary and bonus awards to key executives; and recommending incentive compensation and stock award plans for approval by stockholders.

  The Nominating Committee, which is comprised of Messrs. Alberthal (Chairman), Maher, McCall, Mead and Ms. Filter, held no meetings during fiscal year 1996 due to the rescheduling of their regular meeting to October, 1997. The functions performed by the Nominating Committee include: selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications requisite for continuing Board service. The Board of Directors may increase its size during any year up to a maximum of 16 members. If the Board of Directors increases its number of members during the year, the vacancy or vacancies created shall be filled with new member(s) elected by majority vote of the members in the class of directors where such increase is occurring. The Committee also considers nominees recommended by stockholders, provided such notice is received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the Annual Meeting of Stockholders. Stockholders desiring to make such recommendations should submit the candidate's name, together with biographical information and his or her written consent to nomination to: Chairman, Nominating Committee of the Board of Directors of Baker Hughes Incorporated, P.O. Box 4740, Houston, Texas 77210-4740.

  During the fiscal year ended September 30, 1996, each director attended at least 75% of the aggregate number of meetings of the Corporation's Board of Directors and respective Committees on which he or she served with the exception of Mr. Kinder who attended 70% of such meetings, and Mr. Mead who attended 62.5% of such meetings.

                       SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is certain information with respect to beneficial ownership of the Common Stock as of December 4, 1996 by each director, nominee director, the five most highly compensated executive officers and by directors and executive officers as a group.

                                          SHARES BENEFICIALLY OWNED
                                        ------------------------------
                                              SHARES SUBJECT TO
                                        OPTIONS/CONVERTIBLE DEBENTURES
                          SHARES OWNED     WHICH ARE OR WILL BECOME      TOTAL
                             AS OF        EXERCISABLE OR CONVERTIBLE   BENEFICIAL   % OF
   NAME                     12/4/96            PRIOR TO 2/4/97         OWNERSHIP  CLASS(1)
   ----                   ------------  ------------------------------ ---------- --------
Lester M. Alberthal,
 Jr. ...................      6,530                  8,000                14,530     --
Victor G. Beghini.......      3,000                  8,935                11,935     --
Jack S. Blanton.........      8,000                  6,000                14,000     --
Harry M. Conger.........      3,555(2)               6,000                 9,555     --
Eunice M. Filter........      2,000                  6,000                 8,000     --
Joe B. Foster...........      2,000                  8,000                10,000     --
Richard D. Kinder.......      2,000                  4,000                 6,000     --
John F. Maher...........      5,649(3)               6,000                11,649     --
James F. McCall.........        325                  2,000                 2,325     --
Dana G. Mead............      1,000                  4,000                 5,000     --
H. John Riley, Jr.......          0                      0                     0     --
Donald C. Trauscht......      4,064                  3,000                 7,064     --
James D. Woods..........    156,369                102,885               259,254     --
Max L. Lukens...........    147,118(4)             142,500               289,618     --
Eric L. Mattson.........     73,402(5)              98,321               171,723     --
George S. Finley .......     30,996(6)              22,582                53,578     --
Jabian P. Trahan........     18,198(7)              68,759                86,957     --
All directors and
 executive officers as a
 group (26 persons).....    658,299(8)             844,075             1,502,374    1.0

--------
(1) No percent of class is shown for holdings of less than 1%.
(2) Shares held indirectly by the Conger Family Trust.
(3) Includes 553 shares held as custodian for Mr. Maher's minor children.
(4) Includes shares awarded pursuant to the Company's 1995 Stock Award Plan. See Footnotes (1) and (7) to Summary Compensation Table.
(5) Includes shares awarded pursuant to the Company's 1995 Stock Award Plan. See Footnotes (1) and (8) to Summary Compensation Table. Also includes 1,180 shares held indirectly by wife.
(6) Includes shares awarded pursuant to the Company's 1995 Stock Award Plan. See Footnotes (1) and (9) to Summary Compensation Table.
(7) Includes shares awarded pursuant to the Company's 1995 Stock Award Plan. See Footnotes (1) and (10) to Summary Compensation Table.
(8) Includes 210,608 shares awarded pursuant to the Company's 1995 Stock Award Plan. See Footnote (1) to Summary Compensation Table.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers and directors, and persons who beneficially own more than 10% of the Corporation's stock, to file initial reports of ownership and reports of changes in ownership with the SEC, the New York Stock Exchange and the Pacific Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the executive officers and directors, the Corporation believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company for services rendered to the Company for the fiscal years ended September 30, 1996, 1995 and 1994:

                                  ANNUAL COMPENSATION           LONG TERM COMPENSATION
                          ----------------------------------- ----------------------------------
                                                                    AWARDS               PAYOUTS
                                                              -----------------------    -------
                                                              RESTRICTED      STOCK
NAME AND PRINCIPAL                               OTHER ANNUAL   STOCK        OPTIONS      LTIP      ALL OTHER
POSITION                  YEAR  SALARY   BONUS   COMPENSATION AWARDS(1)      (SHARES)    PAYOUTS COMPENSATION(2)
------------------        ---- -------- -------- ------------ ----------     --------    ------- ---------------
J. D. Woods, Chairman of
 the                      1996 $812,254 $902,233      --     $       --           --        --      $111,879
 Board and Chief
 Executive                1995  786,763  769,178      --        906,250(3)   384,789(4)     --       110,908
 Officer                  1994  767,315  622,636      --        294,375(5)   148,037(6)     --        93,196
M. L. Lukens, President   1996  572,115  586,500      --             --      117,197        --        59,804
 and Chief Operating      1995  490,462  412,500      --      1,460,937(7)    68,705        --        51,596
 Officer                  1994  426,770  297,752      --             --       41,814        --        37,834
E. L. Mattson, Senior
 Vice                     1996  346,153  267,750      --             --       41,401        --        34,791
 President and Chief
 Financial                1995  324,996  219,375      --        558,360(8)    42,483        --        28,526
 Officer                  1994  246,852  180,766      --             --       21,370        --        20,132
G. S. Finley, Senior
 Vice                     1996  261,140  200,430      --             --       33,375        --        25,075
 President and Chief      1995  215,404  130,380      --        251,928(9)    21,437        --        20,736
 Administrative Officer   1994  187,867  111,570      --             --       18,842        --        15,000
J. P. Trahan, Vice        1996  255,058  206,550      --             --       32,313        --        27,062
 President
 and President, Baker     1995  245,757  171,219      --        142,974(10)   25,024        --        25,658
 Hughes INTEQ             1994  232,599  110,463      --             --       20,936        --        22,479

--------
(1) With the exception of Mr. Woods, the named executive officers received a one-time restricted stock award matching their stock ownership as of January 31, 1995, pursuant to the Company's 1995 Stock Award Plan (the "Award Plan"). The awards were made to encourage additional stock ownership and assist the executives in reaching the minimum stock ownership requirements adopted by the Company. The matched shares vest upon the retirement of the executive or certain other events. The executives receive a cash payment equivalent to the Company's ordinary dividend payment on the awards on a quarterly basis. The value of restricted stock awards is based upon the closing stock price of $30.375 per share of the Common Stock on the New York Stock Exchange on September 30, 1996.
(2) All Other Compensation includes Company contributions to the Thrift Plan, Supplemental Retirement Plan and life insurance premiums. Amounts for fiscal year 1996 for the persons named above are as follows:

                                         WOODS  LUKENS  MATTSON FINLEY  TRAHAN
                                        ------- ------- ------- ------- -------
   Thrift Plan Contributions........... $12,283 $ 7,783 $ 7,033 $ 7,033 $11,250
   Supplemental Retirement Plan
    Contributions......................  72,725  33,935  17,029  10,524   7,774
   Life Insurance Premiums.............  26,871  18,086  10,729   7,518   8,038

(3) Mr. Woods was awarded 50,000 shares of the Common Stock, valued at $906,250, on January 25, 1995, pursuant to the Award Plan. The award vests upon Mr. Woods retirement from the Company. Mr. Woods has full rights to receive dividends on the award. At September 30, 1996, Mr. Woods held 55,000 shares of restricted stock, valued at $1,670,625.
(4) Includes 49,789 shares which could be acquired upon conversion of convertible debentures, originally issued on October 26, 1988 pursuant to the Company's 1987 Convertible Debenture Plan (the "1988 Debentures"). The original maturity date of the 1988 Debentures was October 26, 1995. The maturity date was extended until April 26, 1996 by action taken by the Compensation Committee of the Board of Directors on August 25, 1995.

(5) On December 1, 1993, Mr. Woods was awarded 15,000 shares of the Common Stock, valued at $294,375. The award vests over a three-year period, with 5,000 shares vesting on each anniversary date of the date of the award in each of 1994, 1995 and 1996. Mr. Woods has full rights to receive dividends on the award.
(6) Includes 48,509 shares which could be acquired upon conversion of convertible debentures, originally issued on October 30, 1987 pursuant to the Company's 1987 Convertible Debenture Plan (the "1987 Debentures"). The original maturity date of the 1987 Debentures was October 30, 1994. The maturity date was extended until March 31, 1995 by action taken by the Compensation Committee of the Board of Directors on July 27, 1994.
(7) Mr. Lukens was awarded 15,000 shares of the Common Stock, valued at $271,875 on January 25, 1995, pursuant to the Award Plan. The award vests on October 26, 1999, provided Mr. Lukens remains in the employ of the Company. Mr. Lukens has full rights to receive dividends on the award. Mr. Lukens was also awarded 66,059 shares of the Common Stock, valued at $1,189,062, on February 1, 1995, pursuant to the Award Plan. See Footnote
    (1) above. At September 30, 1996, Mr. Lukens held 81,059 shares of restricted stock, valued at $2,462,167.
(8) Mr. Mattson was awarded 31,020 shares of the Common Stock, valued at $558,360, on February 1, 1995, pursuant to the Award Plan. See Footnote
    (1) above. At September 30, 1996, Mr. Mattson held 31,020 shares of restricted stock, valued at $942,233.
(9) Mr. Finley was awarded 13,996 shares of the Common Stock, valued at $251,928, on February 1, 1995, pursuant to the Award Plan. See Footnote
    (1) above. At September 30, 1996, Mr. Finley held 13,996 shares of restricted stock, valued at $425,129.
(10) Mr. Trahan was awarded 7,943 shares of the Common Stock, valued at $142,974, on February 1, 1995, pursuant to the Award Plan. See Footnote
     (1) above. At September 30, 1996, Mr. Trahan held 7,943 shares of restricted stock, valued at $241,269.

                       STOCK OPTIONS GRANTED DURING 1996

  The following table sets forth certain information regarding stock options granted during fiscal year 1996 to the persons named in the Summary Compensation Table above. The theoretical values on date of grant of stock options granted in 1996 shown below are presented pursuant to SEC rules and are calculated under a modified Black-Scholes Model for pricing options. The theoretical values of options trading in the stock markets do not necessarily bear a relationship to the compensation cost to the Corporation or potential gain realized by an executive. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the theoretical values of stock options reflected in this table actually will be realized.

                                      % OF TOTAL
                          OPTIONS   OPTIONS GRANTED EXERCISE EXPIRATION      GRANT DATE
   NAME                  GRANTED(1)  TO EMPLOYEES    PRICE      DATE    THEORETICAL VALUE(2)
   ----                  ---------- --------------- -------- ---------- --------------------
J. D. Woods.............       --           --      $    --          --      $       --
M. L. Lukens............  117,197        10.4%       19.625  10/25/2005       1,954,612
E. L. Mattson...........   41,401         3.7%       19.625  10/25/2005         690,486
G. S. Finley............   33,375         3.0%       19.625  10/25/2005         556,628
J. P. Trahan............   32,313         2.9%       19.625  10/25/2005         538,916

--------
(1) Options vest (i) in 20% increments, with the first 20% vesting on the date of grant and an additional 20% vesting on each subsequent anniversary until the fourth anniversary date at which time the option will be fully vested; and (ii) if the closing price of the Common Stock on the New York Stock Exchange increases to at least $50.00 per share and thereafter the closing price of the Common Stock on the New York Stock Exchange averages $50.00 per share or above for a period of ten consecutive trading days, any unvested portion of the option shall immediately vest in its entirety.
(2) The theoretical values on grant date are calculated under the Black-Scholes Model, modified to give effect to non-transferability factors such as timing, vesting, liquidity and freely-traded status. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's theoretical value, including the stock's historical volatility, dividend rate, exercise period of the option and interest rates. The grant date theoretical value above assumes a volatility of 22%, a dividend yield of 1.44%, and a 6.501% risk free rate of return.

                    AGGREGATED OPTION EXERCISES DURING 1996
                    AND OPTION VALUES AT SEPTEMBER 30, 1996

  The following table sets forth certain information regarding options exercised during fiscal year 1996 by persons named in the Summary Compensation Table and options held by such persons at September 30, 1996. The values of unexercised in-the-money stock options at September 30, 1996 shown below are presented pursuant to SEC rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                              OPTION EXERCISES            UNEXERCISED OPTIONS AT SEPTEMBER 30, 1996
                         ----------------------------- ------------------------------------------------
                                                                                 VALUE OF UNEXERCISED
                                                          NUMBER OF OPTIONS      IN-THE-MONEY OPTIONS
                                                       ------------------------ -----------------------
                         SHARES ACQUIRED      VALUE                     NOT                     NOT
          NAME             ON EXERCISE       REALIZED  EXERCISABLE  EXERCISABLE EXERCISABLE EXERCISABLE
          ----           ---------------    ---------- -----------  ----------- ----------- -----------
J. D. Woods.............         480,853(1) $3,980,322       --       256,870    $     --   $2,718,145
M. L. Lukens............          98,248(2)    856,289   70,490(3)    158,112     361,145    1,661,129
E. L. Mattson...........              --            --   77,593(4)     69,855     624,101      735,414
G. S. Finley............          59,012(5)    550,418       --        49,570          --      514,073
J. P. Trahan............              --            --   45,726        51,071     368,776      531,561

--------
 (1) Includes 155,695 shares acquired upon conversion of convertible debentures.
 (2) Includes 22,297 shares acquired upon conversion of convertible debentures.
 (3) Includes 19,578 shares exercisable upon conversion of convertible debentures.
 (4) Includes 18,666 shares exercisable upon conversion of convertible debentures.
 (5) Includes 13,555 shares acquired upon conversion of convertible debentures.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Corporation has an employment agreement with James D. Woods (the "Woods Employment Agreement"), which provides for the continuation of employment of Mr. Woods until January 31, 1997, and for successive one year periods thereafter, subject to termination as provided therein. During the term of the Woods Employment Agreement, Mr. Woods is entitled to receive a base salary, annual cash bonus based upon achievement of performance goals, long term incentives and benefits and perquisites that other officers and employees of the Corporation are entitled to receive, all as established from time to time by the Board of Directors or the Compensation Committee. Mr. Woods' salary may be increased (but not decreased) based upon the performance of Mr. Woods during the year. Upon termination of the employment of Mr. Woods due to his Disability (as defined in the Woods Employment Agreement) for a period of more than 90 days in the aggregate during any period of 12 consecutive months, or reasonable expectation of Disability during such period, Mr. Woods shall be paid his Consulting Compensation (as defined below) and a portion of his most recently ascertainable incentive bonus. In the event of the death of Mr. Woods during the term of the Woods Employment Agreement or during any period in which Mr. Woods is receiving compensation during his Disability, the Corporation shall pay to Mr. Woods' beneficiary the Consulting Compensation and a portion of Mr. Woods' most recently ascertainable incentive bonus. Upon termination of the Woods Employment Agreement by Mr. Woods for Good Reason (as defined in the Woods Employment Agreement) or by the Corporation without Cause (as defined in the Woods Employment Agreement), Mr. Woods is entitled to receive his then annual base salary and the greater of (a) one-half of his expected value incentive bonus or (b) Mr. Woods' expected value incentive bonus multiplied by the percentage amount of expected value incentive bonus a successor chief executive officer receives for such fiscal year, prorated for the months applicable (all of the foregoing being subject to adjustment by the GNP price deflator, and being subject to offset by compensation earned by Mr. Woods from a subsequent employer, but such offset is limited to 65% of such base salary and incentive bonus), as well as an immediate vesting of all long term incentive awards, a cash lump sum payment of the present value of all accrued benefits under the Corporation's supplemental retirement plan, and a continuation of Mr. Woods' benefits and perquisites, for the remainder of the term of the Woods Employment Agreement, in return for Mr. Woods providing consulting services to the Corporation. If the Woods Employment Agreement is terminated by Mr. Woods for any reason other than a Good Reason, Mr. Woods shall only receive his base salary and benefits through the date of termination, but no annual bonus. If the Woods Employment Agreement is terminated by the Corporation for Cause, Mr. Woods shall only receive his base salary, benefits, and a portion of the most recently ascertainable incentive bonus up to the date of termination. The Woods Employment Agreement also provides for a five year consulting arrangement between Mr. Woods and the Corporation beginning on the date of his retirement or the end of the term of the Woods Employment Agreement. This consulting arrangement provides that Mr. Woods will consult for the Corporation and receive as compensation therefor $400,000 per annum (the "Consulting Compensation") but no other employment benefits except office and secretarial expenses.

  The Corporation has an employment agreement with Max L. Lukens (the "Lukens Employment Agreement"), which provides for the continuation of employment of Mr. Lukens for a five year period ending December 6, 1999, subject to termination as provided therein. During the term of the Lukens Employment Agreement, Mr. Lukens is entitled to receive a base salary, annual cash bonus based upon achievement of performance goals, long term incentives and benefits and perquisites that other officers and employees of the Corporation are entitled to receive, all as established from time to time by the Board of Directors or the Compensation Committee. Mr. Lukens' salary may be increased (but not decreased) based upon the performance of Mr. Lukens during the year. Upon termination of the employment of Mr. Lukens due to his Disability (as defined in the Lukens Employment Agreement), for a period of more than 90 days in the aggregate during any period of 12 consecutive months, or reasonable expectation of such Disability during such period, Mr. Lukens shall be paid one-half of his then base salary in monthly installments until Mr. Lukens is no longer Disabled or until December 6, 1999, whichever is the first to occur, and a portion of his most recently ascertainable incentive bonus. In the event of the death of Mr. Lukens during the term of the Lukens Employment Agreement or during any period in which Mr. Lukens is receiving compensation during his Disability, the Corporation shall pay one-half of Mr. Lukens' then annual base salary to Mr. Lukens' beneficiary for the remaining term of the Lukens Employment Agreement or the remaining part of any Disability period, as may be applicable, and a portion of his most recently ascertainable incentive bonus. Upon termination of the Lukens Employment Agreement by Mr. Lukens for Good Reason (as defined in the Lukens Employment Agreement) or by the Corporation without Cause (as defined in the Lukens Employment Agreement), Mr. Lukens is entitled to receive his then annual base salary and the greater of (a) one-half of his expected value incentive bonus or (b) Mr. Lukens' expected value incentive bonus multiplied by the percentage amount of expected value incentive bonus an executive officer in a comparable position receives for such fiscal year, prorated for the months applicable (all of the foregoing being subject to adjustment by the GNP price deflator, and being subject to offset by compensation earned by Mr. Lukens from a subsequent employer, but such offset is limited to 65% of such base salary and incentive bonus), as well as an immediate vesting of all long term incentive awards, a cash lump sum payment of the present value of all accrued benefits under the Corporation's supplemental retirement plan, and a continuation of Mr. Lukens' benefits and perquisites, for the remainder of the term of the Lukens Employment Agreement, in return for Mr. Lukens providing consulting services to the Corporation. In lieu of the foregoing, if Mr. Lukens' employment is terminated during the last 18 months of the term of the Lukens Employment Agreement by Mr. Lukens for Good Reason or the Corporation without Cause, and the severance benefits provided to employees pursuant to the Corporation's executive severance policy exceed the foregoing, Mr. Lukens will receive the normal severance benefits. If the Lukens Employment Agreement is terminated by Mr. Lukens for any reason other than a Good Reason, Mr. Lukens shall only receive his base salary and benefits through the date of termination, but no annual bonus. If the Lukens Employment Agreement is terminated by the Corporation for Cause, Mr. Lukens shall only receive his base salary, benefits, and a portion of the most recently ascertainable incentive bonus up to the date of termination.

  The Corporation also has employment agreements with Eric L. Mattson and G.
S. Finley (each an "Officer"). Each agreement provides that if the Corporation terminates the Officer without cause (as defined therein), or if the Officer terminates his employment for good reason (as defined therein), in each case, following a change in control, the Officer will be paid, in equal biweekly installments for a 30-month period, an amount equal to the sum of (i) two and one-half times his then current base salary and (ii) two and one-half times the sum of the cash bonuses awarded to him during the preceding three years divided by three. In addition, the Officer's participation in all benefit plans will continue for the period during which payments are made under the employment agreement. Such compensation and benefits may be offset by up to 65% of any personal service income he receives. Pursuant to the Officer's agreement with the Corporation, a "change of control" includes any one of the following events: (a) individuals as of May 22, 1991, constituting the Board of Directors of the Corporation, cease to constitute at least 75% of the Board, provided that any person becoming a director after that date whose election or nomination was approved by a vote of at least a majority of the then incumbent board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest as those terms are used in Rule 14a-11 promulgated pursuant to the Exchange Act) shall be considered to be as though that person was a member of the board incumbent on May 22, 1991; (b) approval of the stockholders of a reorganization, merger or consolidation with respect to which persons who were stockholders immediately prior to such a transaction do not immediately thereafter own more than 50% of the combined voting in the election of directors of the reorganized, merged or consolidated company's voting securities, or a liquidation or dissolution of the Corporation or a sale of substantially all of its assets or (c) determination by the incumbent board of the Corporation that a change of circumstances has occurred that would be disruptive to the continuing employment of the Officer. If termination is a result of the death or disability of the Officer, an amount equal to one-half of the above described compensation shall be paid to the Officer or his estate.

                         COMPENSATION COMMITTEE REPORT

TO OUR STOCKHOLDERS

  This report is provided in the Proxy Statement, in accordance with SEC rules, to inform stockholders of the Compensation Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer of the Company.

  To preserve objectivity in the achievement of its goals, the Compensation Committee is comprised of five independent, non-employee directors who have no "interlocking" relationships as defined by the SEC. It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values along with competitive practice. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

COMPENSATION PHILOSOPHY

  The Company's primary business objective is to maximize stockholder value over the long term. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing earnings and stock price, continuing its leadership in those markets in which the Company participates, and providing products and services of the highest value.

  The following compensation policies are intended to facilitate the achievement of the Company's business strategies:

  . Comprise a significant amount of pay for senior executives in the form of long-term, at-risk pay to focus management on the long-term interests of stockholders and balance short-term and long-term business and financial strategic goals.

  . Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance goals.

  . Encourage a personal proprietary interest to provide executives with a close identification with the Company and align executives' interests with those of stockholders.

  . Enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives through compensation opportunities.

  . Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

  Competitive market data, including current compensation trends and movements in the competitive marketplace, is provided by an independent compensation consultant who also advises the Company with regard to the competitiveness of its salary levels, incentive compensation awards and various benefit plans. The data provided compares the Company's compensation practices to a group of comparative companies. The Company's market for compensation comparison purposes is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

  The companies chosen for the comparative group used for compensation comparison purposes generally are not the same companies that comprise the S&P oilfield services industry index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns. The formula used by the Compensation Committee for determining annual incentive bonuses, as discussed below, does however take into account the S&P oilfield services industry index.

  The key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements (other than benefits) are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

  In 1993, the Internal Revenue Service adopted Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Company's Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that has been approved by stockholders is not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options granted pursuant to the Company's 1993 Stock Option Plan and shares awarded pursuant to the 1993 Employee Stock Bonus Plan. The 1995 Employee Annual Incentive Compensation Plan produces performance-based compensation within the meaning of Section 162(m); thus the provisions of Section 162(m) do not apply. To the extent the 1995 Stock Award Plan produces compensation payable to the applicable executive officers, it will be subject to the limitation requirements for deductibility of Section 162(m). The Company may from time to time pay compensation to its executive officers that may not be deductible.

BASE SALARIES

  The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median levels for public companies of Baker Hughes' relative size. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, as well as internal equity issues and external pay practices.

  Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

  The base salary for Mr. James D. Woods (Chief Executive Officer of the Company during fiscal year 1996 and Chairman of the Board) was last reviewed at the October 1994 meeting of the Compensation Committee, at which time an increase of 1.8% of his base salary was approved. It was the intent of the Committee that Mr. Woods' salary would remain at that level until his retirement, subject to adjustment to the extent his salary grade rate range was adjusted by the Compensation Committee. In October 1995, Mr. Woods' salary grade rate range was increased by 3.5% by the Compensation Committee, taking into account two years of historic and anticipated economic growth and market salary movement. Thus, his base salary was adjusted accordingly.

ANNUAL INCENTIVES

  The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

  Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold, target, and maximum bonus levels based on a percentage of base salary. The percentages have been established based on bonus practices and opportunities within companies comparable to Baker Hughes' size and/or industry. Executives earn bonuses to the extent to which preestablished goals are achieved.

  Corporate goals are determined each year by the Compensation Committee and are based upon financial objectives of the Company deemed appropriate by the Compensation Committee. These objectives may include earnings per share, profit after tax, return on net capital employed, or other financial objectives for the year. Where executives have strategic business unit responsibilities, a portion of the goal is based on financial performance measures that support strategic business unit performance. This portion varies with the position of each individual. However, no bonus is paid unless predetermined threshold performance levels are reached.

  An alternative bonus calculation is also made each year. This calculation determines the Company's total stockholder return versus a group of peers. Under this approach, no more than one-half a normal bonus can be paid. The higher of the financial or alternative bonus is paid in any given year. This feature provides motivation and reward to executives for superior performance in the market, even when economic circumstances outside the control of the executive render the Company's financial plans unachievable.

  Target bonus awards are set at a market level (discussed previously). Targets are considered by the Compensation Committee to be achievable, but to require above-average performance from each of the executives.

  Based on the Company's fiscal year 1996 financial performance, predetermined bonus objectives, as set by the Compensation Committee, were achieved by each of the named executive officers. For fiscal year 1996, Mr. Woods earned an annual bonus in the amount of $902,233.

LONG-TERM INCENTIVES

  In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise the largest portion of an executive's total compensation package. The Compensation Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of prior performance.

  Long-term incentive award guidelines have been developed based on the same method used as establishing bonus award guidelines. Practices of comparable companies have been adapted for use at Baker Hughes. The actual percent granted varies by position within the Company.

  Long-term incentives are provided pursuant to the Company's stock option plan. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

  In fiscal year 1995, Mr. Woods received options to purchase 335,000 shares of Common Stock. In making this grant to Mr. Woods, it was the intent of the Compensation Committee to not only provide him with his options for fiscal year 1995, but also for the ensuing years until his retirement, subject to the discretion of the Board of Directors. Accordingly, Mr. Woods was granted no stock options in fiscal year 1996. The Compensation Committee determines each year the total amount of options that will be made available to the Company's executives, as well as the multiple on base salary that will be used for each group of executives who will be receiving options, including Mr. Woods. These amounts vary each year and are based upon what the Compensation Committee believes is appropriate taking into account the executive's total compensation package and the desire of the Compensation Committee to create stockholder value, to encourage equity ownership by the Company's executives, to provide an appropriate link to the interests of the stockholders, and to provide long-term incentive award opportunities on par with the Company's industry.

SUMMARY

  The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company, and stockholder value.

John F. Maher (Chairman)
Jack S. Blanton
Harry M. Conger
Richard D. Kinder
Donald C. Trauscht

CORPORATE PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Standard & Poor's Oil Well Equipment and Service Industry Group over the preceding five year period. The following graph is presented pursuant to SEC rules. The Corporation believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Corporation's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed above in "Compensation Committee Report".

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
BAKER HUGHES INCORPORATED; S&P 500; AND S&P OIL WELL EQUIPMENT & SERVICE

                                     LOGO
Graph appears here

*Total return assumes reinvestment of dividends on a quarterly basis.

                                         1991  1992   1993   1994   1995   1996
                                         ---- ------ ------ ------ ------ ------
Baker Hughes............................ 100   97.66 100.17  81.32  91.04 137.90
S&P 500................................. 100  111.00 125.36 130.02 168.56 202.72
S&P Oil Well Equipment and Service...... 100  108.73 108.60  93.96 112.68 150.44

  The comparison of total return on investment (change in year-end stock price plus reinvested dividends) assumes that $100 was invested on September 30, 1991 in Baker Hughes Common Stock, the S&P 500 Index and the S&P Oil Well Equipment and Service Industry Group.

                         STOCKHOLDER PROPOSAL NO. 1 ON
         IMPLEMENTATION OF THE MACBRIDE PRINCIPLES IN NORTHERN IRELAND

  The following proposal was submitted to Baker Hughes by New York City Comptroller Alan G. Hevesi on behalf of the New York City Police Pension Fund, the New York City Fire Department Pension Fund, the New York City Employees' Retirement System, and the New York City Teachers' Retirement System, which hold beneficially 105,400 shares, 25,820 shares, 332,700 shares and 150,100 shares, respectively, of the Corporation's Common Stock, and by the Minnesota State Board of Investment, which holds beneficially 231,120 shares of the Corporation's Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

  "WHEREAS, Baker Hughes Incorporated operates a wholly-owned subsidiary in Northern Ireland, the Hughes Tool Company Ltd.;

  WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

  WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

  1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

  2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

  3. The banning of provocative religious or political emblems from the workplace.

  4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

  5. Layoff, recall and termination procedures should not in practice, favor particular religious groupings.

  6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

  7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees.

  8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

  9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  RESOLVED, Stockholders request the Board of Directors to:

  1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

  "--We believe that our Company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

  --Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

  --Implementation of the MacBride Principles by Baker Hughes will demonstrate its concern for human rights and equality of opportunity in its international operations.

  Please vote your proxy FOR these concerns."

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                  MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 1

  Baker Hughes has a long standing policy of being an equal opportunity employer worldwide. This policy requires managers to conduct their employment practices in a manner that does not discriminate on the basis of race, color, religion, sex, national origin, age, handicap or veteran's status. Baker Hughes' operating unit in Northern Ireland, now known as Hughes Christensen Company, a division of Baker Hughes Limited ("HCC"), has subscribed to this policy.

  In addition, HCC has signed a Declaration of Principle and Intent under the Northern Ireland Fair Employment Act of 1989 (the "Northern Ireland Fair Employment Act") indicating its commitment to be an equal opportunity employer. The Northern Ireland Fair Employment Act has as its purposes the promotion of equal opportunity and the elimination of discrimination in employment for persons of different religious and political beliefs.

  HCC also continues to cooperate fully with the Fair Employment Commission for Northern Ireland, and has recently agreed to enter into a voluntary agreement with the Fair Employment Commission to adopt and implement an affirmative action program to ensure fair participation of the Roman Catholic community in HCC's workforce in Northern Ireland.

  Your Board of Directors believes HCC's employment policies and practices ensure that HCC does not discriminate in its employment practices and that HCC's hiring and promotion practices do not make it more difficult for persons of a given religious belief to obtain employment or advancement.

  The MacBride Principles and the Northern Ireland Fair Employment Act both seek to eliminate employment discrimination in Northern Ireland. By adopting the MacBride Principles, HCC would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines. For these reasons, your Board of Directors believes that implementation of the MacBride Principles would be burdensome, superfluous and unnecessary, particularly in light of HCC's own policies, its compliance with the requirements of the Northern Ireland Fair Employment Act and its cooperation with the Fair Employment Commission.

  Your Board of Directors has determined that HCC's policies on equal employment opportunity are entirely consistent with Baker Hughes' obligations and goals to act as an ethical and responsible member of the business community. Your Board of Directors does not believe that endorsement of the MacBride Principles is necessary, appropriate, or in the best interest of Baker Hughes, its subsidiaries or affiliates, or their respective employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 1 on implementation of the MacBride Principles in Northern Ireland.

                                 ANNUAL REPORT

  The 1996 Annual Report of the Corporation, which includes audited financial statements for the fiscal year ended September 30, 1996, accompanies this Proxy Statement; however, that report is not part of the proxy soliciting information.

                             INDEPENDENT AUDITORS

  Deloitte & Touche LLP, the Corporation's independent certified public accountants, have advised the Corporation that they will have representatives attending the Annual Meeting prepared to answer appropriate questions, and those representatives will be given an opportunity to make a statement at the meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Corporation by August 15, 1997 to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 Annual Meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

                                      LOGO
                      [LOGO OF BAKER HUGHES APPEARS HERE]

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                              AND PROXY STATEMENT

                                JANUARY 22, 1997

                           BAKER HUGHES INCORPORATED

                                3900 ESSEX LANE

                                 HOUSTON, TEXAS

                           BAKER HUGHES INCORPORATED
                     P.O. BOX 4740, HOUSTON, TX 77210-4740

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. D. Woods and L. O'Donnell, III as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Baker Hughes Incorporated held of record by the undersigned on December 4, 1996, at the Annual Meeting of Stockholders to be held on January 22, 1997 or any reconvened meeting after an adjournment thereof.

The Board of Directors favors a
vote FOR Election of V. G.
Beghini, E. M. Filter, M. L.
Lukens and J. F. McCall as Class
III Directors.

P
R
O
X
Y
                         COMMENTS: (change of address)

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                                                                          (OVER)



                                                                            7667
[X] Please mark your votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND AGAINST STOCKHOLDER PROPOSAL NO. 1.

                    FOR
1. FOR all nominees [_]
                             WITHHELD
   WITHHELD from all nominees  [_]

                               FOR  AGAINST  ABSTAIN
2. Stockholder Proposal No. 1  [_]    [_]      [_]

[_] Change of Address/
    Comments on Reverse
    side

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

Please sign name(s) exactly as printed hereon. In signing as attorney, adminis-trator, guardian or trustee, please give title as such.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN PROMPTLY.

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